Exhibit 99.1

NYSE: MMP

Date:	Nov. 3, 2008

Contact:	Paula Farrell
(918) 574-7650
paula.farrell@magellanlp.com

Magellan Midstream Partners Announces Higher Third-Quarter Earnings

Continues to Expect Record Year and Provides Update on Expansion Capital Projections and Liquidity

TULSA, Okla. – Magellan Midstream Partners, L.P. (NYSE: MMP) today reported higher quarterly operating profit, net income and distributable cash flow compared to the same period last year.

Third-quarter 2008 operating profit of $87.4 million represented a 22% increase compared to $71.5 million for third quarter 2007. Net income grew to $73.3 million during third quarter 2008, which is a 23% increase over the $59.4 million reported for third quarter 2007.

The partnership estimates that its third-quarter 2008 operating profit was negatively impacted by approximately $5 million as a result of operational disruptions caused by Hurricane Ike during Sept. 2008.

“We faced several challenges during the quarter, but our positive results show that our commodity-related activities continued to serve as a natural hedge against the negative impact of high refined products prices on demand for transportation services,” said Don Wellendorf, chief executive officer. “The large majority of our operating margin continues to come from historically stable fee-based services, and we have an extremely strong balance sheet to fund growth opportunities.”

An analysis of variances by segment comparing third quarter 2008 to third quarter 2007 is provided below based on operating margin, a financial measure that reflects operating profit before affiliate general and administrative (G&A) expense and depreciation and amortization:

Petroleum products pipeline system. Pipeline operating margin was $94.1 million, an increase of $10.6 million. Despite an overall 5% decrease in volumes, transportation revenues increased between periods primarily due to higher average rates per barrel shipped resulting in part from mid-year 2008 tariff escalations. Transportation volumes decreased between periods primarily due to shipment disruptions attributable to Hurricane Ike during third quarter 2008. Excluding the estimated impact of Hurricane Ike, total petroleum products pipeline volumes would have been similar to third quarter 2007 levels as higher shipments of liquefied petroleum gases (“LPGs”) overcame 1% lower refined products shipments. The 2008 period also benefited from higher fees earned for leased storage and ethanol and additive blending services.

Operating expenses increased primarily due to an increase of $10 million in integrity and maintenance spending, of which $6 million was due to acceleration of projects previously planned for the fourth quarter. Higher remediation accruals resulting from the partnership’s annual comprehensive environmental review of historical releases and less favorable product overages in the current period also contributed to the quarter-to-quarter variance.

Product margin increased during third quarter 2008 primarily due to higher margins on the partnership’s petroleum products blending activity attributable to higher product prices and a $12.2 million gain related to unsettled New York Mercantile Exchange (“NYMEX”) contracts at the end of third quarter 2008. These NYMEX sales agreements effectively fix a price on the sale of a specified volume of gasoline expected to be produced from the partnership’s blending activities. If product prices decrease in the future, as they did in third quarter 2008, the lower revenues that would be realized from the future physical sale of the gasoline would be offset by the gains realized from the related NYMEX sales agreements and vice versa if product prices increase.

Petroleum products terminals. Terminals operating margin was $27.1 million, an increase of $4.4 million and a quarterly record for this segment. The partnership’s marine terminals benefited in the current period from increased revenues due to expansion projects and higher rates, partially offset by approximately $1 million in lost revenue due to Hurricane Ike. Inland terminals benefited from additional sales of product overages at higher prices, offset by a 15% decrease in throughput volumes. Approximately one-third of the volume decrease was hurricane related with the remainder of the decrease resulting from overall lower refined products demand. Operating expenses increased primarily due to higher maintenance spending.

Ammonia pipeline system. Ammonia operating margin was $0.4 million, an increase of $2.6 million. Revenues increased between periods due to higher average tariff rates and additional shipments. Operating expenses declined primarily due to lower maintenance expenses, partially offset by higher environmental expenses in the 2008 period.

Depreciation and amortization increased due to recent capital spending. Net interest expense increased in the current quarter as a result of additional borrowings for expansion capital expenditures.

Basic and diluted net income per limited partner unit was 75 cents for third quarter 2008 and 65 cents for third quarter 2007.

Distributable cash flow, which represents the amount of cash generated during the period that is available to pay distributions, grew to $74.1 million during third quarter 2008 from $72.8 million for the corresponding 2007 quarter.

Full-year outlook

Management continues to expect the partnership to generate record annual financial results in 2008 and reiterates its previous 2008 net income per unit guidance of approximately $3.25, which equates to an 80-cent estimate for fourth quarter 2008. This guidance includes management’s current expectation that total 2008 petroleum products pipeline volumes will be approximately 3% lower than 2007 volumes primarily as a result of high petroleum prices throughout most of 2008, hurricane disruptions impacting the latter part of the year and general economic conditions. Higher shipments of LPGs are expected to offset about 4% lower refined products volumes this year, resulting in the 3% overall decline.

In addition to generating record annual financial results, the partnership also remains on target to reach its stated goal of growing distributions by 8% to 10% for 2008.

In addition to the estimated $5 million negative financial impact from Hurricane Ike during third quarter 2008, management expects approximately $3 million of additional lost revenue during fourth quarter 2008. This lost revenue primarily is expected to result from supply disruptions during early Oct. before Gulf Coast refineries resumed operations and from impacted tanks at the partnership’s Galena Park, Texas facility. While most of the Galena Park facility remains fully operational, close to 900,000 barrels of storage requires repair work at this time and is expected to be operational over the next few months. It is projected that net cash outlays over the next several quarters for clean up, repair and replacement will be approximately $5 million after insurance recoveries, all of which is expected to be maintenance capital.

The partnership continues to project that the large majority of its operating margin will be generated by its fee-based operations. Including results to date and outlook for the remainder of the year, management currently expects product margin to account for about 25% of total operating margin in 2008 based on assumed continuation of petroleum prices in line with current levels. After 2008, commodity-related activities are expected to contribute closer to 15% or less of total operating margin if the petroleum products pricing environment remains near current levels. Product margin projections encompass the partnership’s petroleum products blending activity, transmix fractionation and terminals product overages.

Expansion capital expectations

Management remains focused on developing growth opportunities for the partnership. Based on the progress of expansion projects already underway, the partnership expects to spend approximately $300 million of growth capital during 2008 (of which about $200 million had been spent as of Sept. 30, 2008), with spending of $200 million in 2009 and $80 million in 2010 required to complete these projects. In addition, the partnership continues to analyze more than $500 million of potential growth projects in earlier stages of development, which have been excluded from these spending estimates.

Liquidity update

The partnership’s primary source of liquidity for funding debt service, maintenance capital expenditures and quarterly distributions comes from cash generated from its operations. However, the partnership also employs its revolving credit facility to provide additional liquidity for working capital needs and expansion capital financing. The partnership has a $550 million revolving credit facility comprised of 18 banks with only $15 million drawn as of Sept. 30, 2008. This facility does not expire until Sept. 2012. During early Oct., the partnership borrowed an additional $70 million as a precautionary measure to support its short-term liquidity needs during the current financial market turmoil. The partnership intends to finance its current slate of expansion projects with borrowings under its revolving credit facility.

Earnings call details

An analyst call with management regarding third-quarter earnings and outlook for the remainder of 2008 is scheduled today at 1:30 p.m. Eastern. To participate, dial (888) 778-9058 and provide code 2504671. Investors also may listen to the call via the partnership’s web site at http://www.magellanlp.com/webcasts.asp.

Audio replays of the conference call will be available from 4:30 p.m. Eastern today through midnight on Nov. 9. To access the replay, dial (888) 203-1112 and provide code 2504671. The replay also will be available at http://www.magellanlp.com.

Management believes that investors benefit from having access to the same financial measures utilized by the partnership. As a result, this news release and supporting schedules include the non-generally accepted accounting principles measures of operating margin and distributable cash flow, which are important performance measures used by management to evaluate the economic success of the partnership’s operations. Operating margin reflects operating profit before G&A expense and depreciation and amortization, and distributable cash flow is an indicator of the cash available to pay distributions. Reconciliations of operating margin to operating profit and distributable cash flow to net income accompany this news release.

About Magellan Midstream Partners, L.P.

Magellan Midstream Partners, L.P. (NYSE: MMP) is a publicly traded partnership formed to own, operate and acquire a diversified portfolio of energy assets. The partnership primarily transports, stores and distributes refined petroleum products. More information is available at http://www.magellanlp.com. MMP’s general partner interest and related incentive distribution rights are owned by Magellan Midstream Holdings, L.P. (NYSE: MGG).

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Portions of this document constitute forward-looking statements as defined by federal law. Although management believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Among the key risk factors that may have a direct impact on the partnership’s results of operations and financial condition are: (1) its ability to identify growth projects or to complete identified projects on time and at projected costs; (2) price fluctuations for natural gas liquids and refined petroleum products; (3) overall demand for natural gas liquids, refined petroleum products, natural gas, oil and ammonia in the United States; (4) changes in the partnership’s tariff rates implemented by the Federal Energy Regulatory Commission, the United States Surface Transportation Board and state regulatory agencies; (5) shut-downs or cutbacks at major refineries, petrochemical plants, ammonia production facilities or other businesses that use or supply the partnership’s services; (6) changes in the throughput or interruption in service on petroleum products pipelines owned and operated by third parties and connected to the partnership’s petroleum products terminals or petroleum products pipeline system; (7) the occurrence of an operational hazard or unforeseen interruption for which the partnership is not adequately insured; (8) the treatment of the partnership as a corporation for federal or state income tax purposes or if the partnership becomes subject to significant forms of other taxation; (9) an increase in the competition the partnership’s operations encounter; (10) continued disruption in the debt and equity markets that negatively impacts the partnership’s ability to finance its capital spending and (11) failure of customers to meet or continue contractual obligations to the partnership. Additional information about issues that could lead to material changes in performance is contained in the partnership’s filings with the Securities and Exchange Commission. The partnership undertakes no obligation to revise its forward-looking statements to reflect events or circumstances occurring after today’s date.

MAGELLAN MIDSTREAM PARTNERS, L.P.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per unit amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2008	2007	2008
Transportation and terminals revenues	$154,492	$164,257	$447,713	$471,216
Product sales revenues	167,287	127,540	493,852	439,622
Affiliate management fee revenue	178	183	534	549

Total revenues	321,957	291,980	942,099	911,387
Costs and expenses:
Operating	64,442	81,886	185,444	194,443
Product purchases	153,926	89,523	444,494	342,383
Depreciation and amortization	15,914	17,726	47,049	52,336
Affiliate general and administrative	17,219	17,151	52,645	53,385

Total costs and expenses	251,501	206,286	729,632	642,547
Gain on assignment of supply agreement	—	—	—	26,492
Equity earnings	1,091	1,722	2,960	3,504

Operating profit	71,547	87,416	215,427	298,836
Interest expense	13,698	15,030	43,637	40,717
Interest income	(332)	(363)	(1,449)	(947)
Interest capitalized	(1,091)	(1,322)	(3,193)	(3,734)
Debt placement fee amortization	174	211	1,973	548
Debt prepayment premium	—	—	1,984	—
Other (income) expense	29	—	728	(249)

Income before provision (benefit) for income taxes	59,069	73,860	171,747	262,501
Provision (benefit) for income taxes	(375)	524	1,149	1,469

Net income	$59,444	$73,336	$170,598	$261,032

Allocation of net income:
Limited partners’ interest	$43,049	$50,188	$123,690	$163,544
General partner’s interest	16,395	23,148	46,908	97,488

Net income	$59,444	$73,336	$170,598	$261,032

Basic net income per limited partner unit	$0.65	$0.75	$1.86	$2.45

Weighted average number of limited partner units outstanding used for basic net income per unit calculation	66,550	66,854	66,546	66,826

Diluted net income per limited partner unit	$0.65	$0.75	$1.86	$2.45

Weighted average number of limited partner units outstanding used for diluted net income per unit calculation	66,550	66,854	66,549	66,826

MAGELLAN MIDSTREAM PARTNERS, L.P.

OPERATING STATISTICS

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2008	2007	2008
Petroleum products pipeline system:
Transportation revenue per barrel shipped	$1.164	$1.266	$1.154	$1.197

Volume shipped (million barrels)	78.6	74.4	226.8	220.6

Petroleum products terminals:
Marine terminal average storage utilized (million barrels per month)	21.8	23.9	21.6	23.2

Inland terminal throughput (million barrels)	30.9	26.2	88.4	81.6

Ammonia pipeline system:
Volume shipped (thousand tons)	133	177	533	624

MAGELLAN MIDSTREAM PARTNERS, L.P.

OPERATING MARGIN RECONCILIATION TO OPERATING PROFIT

(Unaudited, in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2008	2007	2008
Petroleum products pipeline system:
Transportation and terminals revenues	$118,862	$125,533	$340,558	$353,025
Less: Operating expenses	46,432	64,185	131,688	146,422

Transportation and terminals margin	72,430	61,348	208,870	206,603

Product sales revenues	161,993	118,979	480,729	414,461
Less: Product purchases	152,189	88,169	438,548	336,367

Product margin	9,804	30,810	42,181	78,094
Add: Affiliate management fee revenue	178	183	534	549
Equity earnings	1,091	1,722	2,960	3,504
Gain on assignment of supply agreement	—	—	—	26,492

Operating margin	$83,503	$94,063	$254,545	$315,242

Petroleum products terminals:
Transportation and terminals revenues	$32,786	$34,472	$96,549	$104,043
Less: Operating expenses	13,521	14,367	40,627	42,581

Transportation and terminals margin	19,265	20,105	55,922	61,462

Product sales revenues	5,294	8,561	13,123	25,161
Less: Product purchases	1,867	1,606	6,335	6,528

Product margin	3,427	6,955	6,788	18,633

Operating margin	$22,692	$27,060	$62,710	$80,095

Ammonia pipeline system:
Transportation and terminals revenues	$3,672	$5,128	$13,085	$16,534
Less: Operating expenses	5,950	4,771	17,470	9,837

Operating margin (loss)	$(2,278)	$357	$(4,385)	$6,697

Segment operating margin	$103,917	$121,480	$312,870	$402,034
Add: Allocated corporate depreciation costs	763	813	2,251	2,523

Total operating margin	104,680	122,293	315,121	404,557
Less: Depreciation and amortization	15,914	17,726	47,049	52,336
Affiliate general and administrative	17,219	17,151	52,645	53,385

Total operating profit	$71,547	$87,416	$215,427	$298,836

Note: Amounts may not sum to figures shown on the consolidated statement of income due to intersegment eliminations and allocated corporate depreciation costs.

MAGELLAN MIDSTREAM PARTNERS, L.P.

ALLOCATION OF NET INCOME

(In thousands, unless otherwise noted)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2008	2007	2008
Net income	$59,444	$73,336	$170,598	$261,032
Direct charges to the general partner:
Reimbursable general and administrative costs (a)	1,869	408	3,749	1,224
Previously indemnified environmental charges (credits)	885	2,656	3,757	(7,106)

Total direct charges (credits) to general partner	2,754	3,064	7,506	(5,882)

Income before direct charges (credits) to general partner	62,198	76,400	178,104	255,150
General partner’s share of income(b)	30.79%	34.31%	30.55%	35.90%

General partner’s allocated share of net income before direct charges (credits)	19,149	26,212	54,414	91,606
Direct charges (credits) to general partner	2,754	3,064	7,506	(5,882)

Net income allocated to general partner	$16,395	$23,148	$46,908	$97,488

Net income	$59,444	$73,336	$170,598	$261,032
Less: net income allocated to general partner	16,395	23,148	46,908	97,488

Net income allocated to limited partners	$43,049	$50,188	$123,690	$163,544

(a)	Reimbursable G&A costs for the nine months ended September 30, 2007 include a $1.3 million unusual non-cash expense related to a payment by MGG Midstream Holdings, L.P., an affiliate indirectly owning a portion of the partnership’s general partner. This item did not impact cash available for distributions.
(b)	For periods when the distributions the partnership pays exceed its net income (before direct charges to the general partner), the general partner’s percentage share of income is its proportion of cash distributions paid for the period. For periods when net income exceeds the cash distributions the partnership pays, the general partner’s percentage share of income is its proportion of theoretical cash distributions that equal net income (before direct charges to the general partner). For the third quarter of 2007 and 2008 a per unit theoretical cash distribution of $0.6469 and $0.7520, respectively, would have resulted in total distributions equal to net income before direct charges to the general partner. The general partner’s share of distributions at this level was 30.79% and 34.31% for the third quarter 2007 and 2008, respectively. The general partner’s share of net income for the nine months ended September 30, 2007 is based on its share of actual distributions paid for the first quarter and theoretical distributions for the second and third quarters. The general partner’s share of net income for the nine months ended September 30, 2008 is based on its share of theoretical distributions for the first, second and third quarters.

MAGELLAN MIDSTREAM PARTNERS, L.P.

DISTRIBUTABLE CASH FLOW

(Unaudited, in millions)

		Three Months Ended September 30,		Nine Months Ended September 30,
		2007	2008	2007	2008
Net income		$59.4	$73.3	$170.6	$261.0
Add:	Depreciation and amortization (1)	16.1	18.0	49.0	52.9
	Equity-based incentive compensation (2)	1.2	1.5	2.8	0.5
	Direct charges (credits) to general partner	2.8	3.1	7.5	(5.9)
	Asset retirements and impairments	1.4	2.1	5.8	3.8
Less:	Maintenance capital (net of expected reimbursements and indemnified spending) (3)	7.0	10.6	20.9	25.4
	Gain on assignment of supply agreement	—	—	—	26.5
	Unrealized gain on NYMEX contracts	—	12.2	—	12.2
	Other	1.1	1.1	3.0	1.8

Distributable cash flow (4)		$72.8	$74.1	$211.8	$246.4

(1)	Depreciation and amortization includes debt placement fee amortization.
(2)

Because the partnership intends to satisfy vesting of units under its equity-based incentive compensation program with the issuance of limited partner units, expenses related to this program generally are deemed non-cash and added back for distributable cash flow purposes. Total equity-based incentive compensation expense for the nine months ended September 30, 2007 and 2008 was $7.1 million and $5.0 million, respectively. However, the figures above include an adjustment for tax withholdings paid by the partnership during first quarter 2007 and 2008 of $4.3 million and $4.5 million, respectively, for equity-based incentive compensation units that vested on the previous year end.

(3)

The partnership paid the following additional amounts for indemnified maintenance capital projects related to its indemnification settlement or for which it expects third-party reimbursement: for the three months ended September 30, 2007 and 2008, $2.1 million and $0.7 million, respectively; and for the nine months ended September 30, 2007 and 2008, $5.0 million and $4.2 million, respectively.

(4)

Distributable cash flow does not include fluctuations related to working capital or spending for which the partnership has received, or expects to receive, reimbursement through third party indemnifications. Through September 30, 2007 and 2008, the partnership has either paid or accrued liabilities totaling $85.2 million and $83.4 million, respectively, which were covered by an indemnification settlement for which the partnership has received the full amount of $117.5 million.